Exhibit 4.27

WARRANT AGREEMENT

THIS WARRANT AGREEMENT made as of                 , 2008 (this “Warrant Agreement”) between ProUroCare Medical Inc., a Nevada corporation (the “Company”), and Interwest Transfer Company Inc., a Utah corporation (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (a “Public Offering”) of units (the “Units”) and, in connection therewith, has determined to issue and deliver up to 4,657,500 warrants (the “Warrants”) to the public investors, and each of such Public Warrants evidencing the right of the holder thereof to purchase one share of common stock, par value $0.00001 per share, of the Company’s Common Stock (the “Common Stock”) for [$        ], subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement, No. 333-153605 on Form S-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants; and

WHEREAS, the Company intends to issue (i) [              ] warrants as part of Units issued to certain private investors upon conversion of securities previously issued to such private investors in a private placement (the “Private Placement”) on the effectiveness of the Public Offering and (ii) [                      ] warrants upon the exercise of a warrant to purchase Units granted to Feltl and Company, Inc. on the effectiveness of the Public Offering (the “Underwriter’s Warrant”), all of such warrants (the “Private Warrants”) to be substantially identical to the Public Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Public Warrants and the Private Warrants (collectively, the “Warrants”); and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound hereby, the Company and the Warrant Agent hereby agree as follows:

1.                                      Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.                                      Warrants.

(a)                                  Form of Warrant.  Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto and the warrant certificate for the Private Warrants shall bear the legend set forth in Exhibit B except as set forth herein, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer or Chief Financial Officer and Secretary of the Company.  In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if such person had not ceased to be such at the date of issuance.

(b)                                 Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

(c)                                  Registration.

(i)                                     Warrant Register.  The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants.  Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(ii)                                  Registered Holder.  Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

(d)                                 Detachability of Warrants.  Each Warrant shall initially be issued together with one share of Common Stock as a Unit.  The share of Common Stock and Warrant comprising a Unit shall not be separately transferable before the 30th day following the date of the prospectus with respect to the Company’s Public Offering (and the Units will thereafter continue trading following such separation) (the “Detachment Date”).  Prior to the Detachment Date, the Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit.  Furthermore, prior to the Detachment Date, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrant included in such Unit.

3.                                      Terms and Exercise of Warrants.

(a)                                  Warrant Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of [$          ] per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3(a).  The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.  The Company in its sole discretion may lower the Warrant Price; provided, however, that the Company will provide notice to Registered Holders of Warrants of such change in price not less than 20 days prior to such change in price becoming effective.

(b)                                 Duration of Warrants.  A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the 30th day following the date of the prospectus with respect to the Company’s Public Offering, and terminating at 5:00 p.m., Minneapolis, Minnesota time on the earlier to occur of (i)               , 2013 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (the “Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 p.m., Minneapolis, Minnesota time on the Expiration Date.  The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to Registered Holders of Warrants of such extension not less than 20 days prior to such extension becoming effective.

(c)                                  Exercise of Warrants.

(i)                                     Payment.  Subject to Section 3(c)(ii)and the other provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, at 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah  84117, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

(ii)                                  Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by the Registered Holder, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock issuable upon such exercise is effective and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders reside.  The exercise of the Warrants may only be settled by delivery of shares of Common Stock and the Registered Holder shall not be entitled to the payment of cash in lieu of shares of Common Stock (net cash settlement) upon exercise of the Warrants pursuant to the terms of this Warrant Agreement or the Warrants.

(iii)                               Valid Issuance.  All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

(iv)                              Date of Issuance.  Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.                                      Adjustments.

(a)                                  The number of and kind of securities purchasable upon exercise of the Warrants and the Warrant Price shall be subject to adjustment from time to time as follows:

(i)                                     Subdivisions, Combinations and Other Issuances.  If the Company shall at any time prior to the expiration of the Warrants subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its

Common Stock, the number of shares of Common Stock issuable on the exercise of the Warrants shall be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the Warrant Price, but the aggregate purchase price payable for the total number of shares of Common Stock purchasable under the Warrants (as adjusted) shall remain the same.  Any adjustment under this Section 4(a)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(ii)                                  Reclassification, Reorganization, Consolidation, Merger and Other Changes.  In case of any reclassification, capital reorganization or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 4(a)(i) above), or consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock, then, as a condition of such reclassification, reorganization, change, consolidation, merger or sale, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Registered Holder of a Warrant, so that the Registered Holder shall have the right at any time prior to the expiration of a Warrant to purchase, at a total price equal to that payable upon the exercise of a Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, change, consolidation, merger or sale by a holder of the same number of shares of Common Stock as were purchasable by the Registered Holder immediately prior to such reclassification, reorganization, change, consolidation, merger or sale.  In any such case appropriate provisions shall be made with respect to the rights and interest of the Registered Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(b)                                 Minimum Adjustment.  Notwithstanding anything herein to the contrary, no adjustment under this Section 4 need be made to the Warrant Price unless such adjustment would require an increase or decrease of at least 1% of the Warrant Price then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Warrant Price.  Any adjustment to the Warrant Price carried forward and not theretofore made shall be made prior to the conversion of the Warrant pursuant thereto.

(c)                                  Other Adjustment.  If the Company at any time or from time to time shall take any other action, or if any other event occurs, affecting the shares of Common Stock or its other equity interests, if any, other than an action described in this Section 4, then, and in each such case, the Warrant Price shall be adjusted in such manner and at such time as the Board of Directors of the Company in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Registered Holder).

(d)                                 Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4(a), 4(b), or 4(c), then, in any such event, the Company shall give written notice to the Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(e)                                  No Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

(f)                                    Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.                                      Transfer and Exchange of Warrants.

(a)                                  Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

(b)                                 Procedure for Surrender of Warrants.  Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c)                                  Fractional Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

(d)                                 Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

(e)                                  Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.                                      Redemption.

(a)                                  Redemption.  Subject to Section 6(d) hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6(a), at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock has been equal to or greater than [$        ] per share, for 10 consecutive trading days; provided, however, that the Private Warrants issued pursuant to the Underwriter’s Warrant may not be redeemed prior to one year following the date of the prospectus with respect to the Company’s Public Offering and following the notice period required by Section 6(b).

(b)                                 Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

(c)                                  Exercise After Notice of Redemption.  The Warrants may be exercised for cash in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6(b) hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

(d)                                 Outstanding Warrants Only.  The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants.

7.                                      Other Provisions Relating to Rights of Holders of Warrants.

(a)                                  No Rights as Stockholder.  A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

(b)                                 Lost, Stolen, Mutilated, or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise, including the posting of a lost instrument bond, as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

(c)                                  Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

(d)                                 Registration Requirement.  Notwithstanding anything else in this Warrant Agreement, no Warrants may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is effective under the Act and (ii) a prospectus thereunder relating to the shares of Common Stock (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is current.  The Company shall use its best efforts to have a registration statement in effect covering the shares of Common Stock issuable upon exercise of the Warrants (other than shares of Common Stock to be issued upon exercise of any Private Warrant) from the date the Warrants become exercisable and to maintain a current prospectus relating to shares of Common Stock to be issued upon exercise of the Public Warrants until the Warrants expire or are redeemed.  In the event that, at the end of the Exercise Period, a registration statement covering the shares of Common Stock to be issued upon exercise (other than shares of Common Stock to be issued upon exercise of any Private

Warrant) is not effective under the Act, the Exercise Period shall be extended until a registration statement covering the shares of Common Stock to be issued upon exercise of the Public Warrants (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is effective under the Act and 30 days’ notice of such effectiveness has been provided to the Registered Holders of any then-outstanding Public Warrants.  Upon such 30 days’ written notice of such effectiveness to the Registered Holders of any then-outstanding Public Warrants, all the rights of holders hereunder shall terminate and all of the Public Warrants shall expire unexercised and worthless.  In no event shall the Warrants be settled on a net cash basis nor shall the Company be required to issue unregistered shares upon the exercise of any Warrant that is not a Private Warrant.  This Section 7(d) shall not work to shorten the Exercise Period of the Warrants.

8.                                      Concerning the Warrant Agent and Other Matters.

(a)                                  Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

(b)                                 Resignation, Consolidation, or Merger of Warrant Agent.

(i)                                     Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 15 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(ii)                                  Company’s Appointment of Successor Warrant Agent.  The Company may, in its sole discretion, appoint a successor Warrant Agent with thirty (30) days’ notice in writing to the Warrant Agent.

(iii)                               Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

(iv)                              Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

(c)                                  Fees and Expenses of Warrant Agent.

(i)                                     Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder, including reasonable attorneys’ fees in accordance with the Fee Schedule attached to the Transfer Agent Agreement, dated December 15, 2008, between the Warrant Agent and the Company.

(ii)                                  Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

(d)                                 Liability of Warrant Agent.

(i)                                     Reliance on Company Statement.  Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or the Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

(ii)                                  Indemnity.  The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent, its officers, directors, employees, attorneys and agents and save them harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

(iii)                               Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

(iv)                              Actions.  The Warrant Agent shall not be obligated to take any action hereunder which may, in the Warrant Agent’s sole judgment, involve any expense or liability to the Warrant Agent unless it shall have been furnished with indemnity against such expense or liability which, in the Warrant Agent’s sole judgment, is adequate.

(v)                                 No Liability.  Notwithstanding any other provision of this Agreement, the Warrant Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Warrant Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

(vi)                              No Consequential Damages.   In no event shall the Warrant Agent be liable, directly or indirectly, for any special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(vii)                           Uncertainty as to Duties.  In the event that the Warrant Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until the questions regarding its duties and rights are clarified to its satisfaction or it shall be directed otherwise by a final judgment of a court of competent jurisdiction.

(viii)                        Reliance on Counsel.  The Warrant Agent may consult with counsel, at the Company’s expense, and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection for any action taken, suffered, or omitted by the Warrant Agent in accordance with such written advice of counsel or any such written opinion of counsel.

(e)                                  Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

9.                                      Miscellaneous Provisions.

(a)                                  Successors.  All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Notices.  Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

ProUroCare Medical Inc.

5500 Wayzata Blvd., Suite 310

Golden Valley, Minnesota  55416

Attn: Richard C. Carlson, Chief Executive Officer

with a copy to:

Dorsey & Whitney LLP

Attn:  Timothy S. Hearn, Esq.

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota  55402-1498

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile transmission (with confirmation of receipt) addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Interwest Transfer Company Inc.

1981 Murray Holladay Road, Suite 100

Salt Lake City, Utah  84117

Attn: Kurtis D. Hughes

(c)                                  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made in Utah by persons domiciled in Salt Lake City and without regard to its principles of conflicts of laws.  Each of the parties hereto agrees to submit itself to the in personam jurisdiction of the state and federal courts situated within the State of Utah with regard to any controversy arising out of or relating to this Agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address set forth in Section 9(b) hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  The parties hereby waive all rights to a trial by jury.

(d)                                 Persons Having Rights under this Warrant Agreement.  Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders of the Warrants (who shall, for all purposes hereunder, be deemed third party beneficiaries of this Warrant Agreement), any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

(e)                                  Examination of the Warrant Agreement.  A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent at 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah  84117, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

(f)                                    Counterparts.  This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(g)                                 Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

(h)                                 Amendments.  This Warrant Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments (except as otherwise specifically set forth herein), including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each Registered Holder of any then-outstanding Warrant.  Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3(a) and 3(b), respectively, without such consent.

(i)                                     Severability.  This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(j)                                     Attorneys’ Fees.  If any action of law or equity is necessary to enforce or interpret the terms of this Warrant Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

PROUROCARE MEDICAL INC.

By:
Name: Richard C. Carlson
Title: Chief Executive Officer

INTERWEST TRANSFER COMPANY INC.

By:
Name:
Title: